                                                                    EXHIBIT 10.1

                           ASSET PURCHASE AGREEMENT

                                By and Between

                                CMI CORPORATION

                                      and

                                 REXWORKS INC.

                                October 1, 1997

                               TABLE OF CONTENTS
                               -----------------

                                                                      Page
                                                                      ----

                                   ARTICLE I

                              TRANSFER OF ASSETS


     1.01  Purchase and Sale of Assets                                  1
     1.02  Excluded Assets                                              3


                                  ARTICLE II

                                  LIABILITIES


     2.01  Assumed Liabilities                                          4
     2.02  Excluded Liabilities                                         5
     2.03  Right to Contest                                             5


                                  ARTICLE III

                                 PURCHASE PRICE


     3.01  Consideration                                                5
     3.02  Amount and Payment of Purchase Price                         6
     3.03  Closing Date Balance Sheet                                   6



                                  ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF SELLER


     4.01  Organization and Qualification; Subsidiaries                 8
     4.02  Authority; Vote Required                                     8
     4.03  No Conflict; Required Filings and Consents                   9
     4.04  Permits; Compliance                                         10
     4.05  Absence of Certain Changes or Events                        10
     4.06  Absence of Litigation                                       12
     4.07  Contracts; No Default                                       12
     4.08  Intellectual Property Rights                                13
     4.09  Insurance                                                   15
     4.10  Brokers                                                     15
     4.11  Title to Properties                                         15

     4.12  Proxy Statement                                             15
     4.13  Inventory                                                   16
     4.14  Condition of Purchased Assets                               16
     4.15  Accounts Receivable                                         16
     4.16  Major Customers and Suppliers                               16
     4.17  Product Warranty                                            17
     4.18  Legal Compliance                                            17
     4.19  Excluded Assets                                             17
     4.20  Assigned Contracts                                          17
     4.21  Product Liability                                           18
     4.22  Employee Benefit Plans; Labor Matters                       18
     4.23  Taxes                                                       19
     4.24  Environmental, Health and Safety                            19



                                   ARTICLE V

                        REPRESENTATIONS AND WARRANTIES
                                 OF PURCHASER


     5.01  Organization and Qualification                              21
     5.02  Authority                                                   21
     5.03  No Conflict; Required Filings and Consents                  21
     5.04  Brokers                                                     22
     5.05  Financing                                                   22


                                  ARTICLE VI

                                   COVENANTS


     6.01  Affirmative Covenants of Seller                             22
     6.02  Negative Covenants of Seller                                23
     6.03  Confidentiality Agreement                                   24
     6.04  Acquisition Proposals                                       24
     6.05  Merger Agreement                                            25


                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS


     7.01  Proxy Statement                                             25
     7.02  Meeting of Stockholders                                     27
     7.03  Appropriate Action; Consents; Filings                       27

     7.04  Update Disclosure                                           28

                                 ARTICLE VIII

                                    CLOSING

     8.01  Closing                                                     29


                                  ARTICLE IX

                              CLOSING CONDITIONS

     9.01  Conditions to Obligations of Each Party Under This
            Agreement                                                  29
     9.02  Additional Conditions to Obligations of Purchaser           31
     9.03  Additional Conditions to Obligations to Seller              34


                                   ARTICLE X

                       TERMINATION, AMENDMENT AND WAIVER


    10.01  Termination                                                 36
    10.02  Effect of Termination                                       37
    10.03  Expenses                                                    37


                                  ARTICLE XI

                                INDEMNIFICATION

    11.01  Indemnification by Seller                                   39
    11.02  Indemnification by Purchaser                                40
    11.03  Arbitration Procedures                                      40
    11.04  Matters Involving Third Parties                             42


                                  ARTICLE XII

                              GENERAL PROVISIONS


    12.01  Non-Survival of Representations and Warranties              43
    12.02  Notices                                                     43
    12.03  Amendment                                                   44
    12.04  Waiver                                                      45

    12.05  Headings                                                    45
    12.06  Severability                                                45
    12.07  Entire Agreement                                            45
    12.08  Assignment                                                  46
    12.09  Parties in Interest                                         46
    12.10  Governing Law                                               46
    12.11  Counterparts                                                46
    12.12  Press Releases and Public Announcements                     46
    12.13  Construction                                                46
    12.14  Employees                                                   47
    12.15  WARN                                                        47
    12.16  Access                                                      47
    12.17  Bulk Sales                                                  47
    12.18  Litigation Support                                          47
    12.19  Use of Marketing Materials                                  48
    12.20  Further Assurances                                          48


                                   EXHIBITS

Exhibit A  Balance Sheet of the Divisions as of June 28, 1997
Exhibit B  General Bill of Sale
Exhibit C  Assignment and Assumption Agreement

                              INDEX OF SCHEDULES

  Schedule                        Description
  --------                        -----------

   1.01(a)  Personal Property
   1.01(b)  Assigned Contracts
   1.01(c)  Vehicles
   1.01(d)  Intangible Assets
   1.01(e)  Licenses and Permits
   1.01(i)  Prepaid Items
   1.01(k)  Additional Personal Property
   1.02(b)  Excluded Real Property
   1.02(g)  Other Excluded Assets
   2.01(e)  Other Assumed Liabilities
   4.00(a)  Changes or Events Which Shall Not Constitute a Seller Material
             Adverse Effect
   4.00(b)  Persons With Knowledge
   4.01(a)  Organization and Qualification

   4.01(b)  Subsidiaries
   4.03(a)  Consents, Approvals, Authorizations or Permits
   4.04     Permits; Compliance
   4.05     Absence of Certain Changes or Events
   4.06(a)  Litigation
   4.06(b)  Orders, Decrees, etc.
   4.07     Contracts
   4.08     Intellectual Property Rights
   4.09     Insurance
   4.13     Inventory
   4.14     Condition of the Purchased Assets
   4.15     Accounts Receivable
   4.16     Customers and Suppliers
   4.17     Product Warranty
   4.19     Excluded Assets
   4.20     Assigned Contracts
   4.21     Product Liability
   4.22     Employee Benefit Plans; Labor Matters
   4.23     Taxes
   9.02(c)  Third Party Consents

                           ASSET PURCHASE AGREEMENT

          THIS ASSET PURCHASE AGREEMENT dated as of October 1, 1997 (the "Agreement"), is made and entered into between CMI CORPORATION, an Oklahoma corporation ("Purchaser"), and REXWORKS INC., a Delaware corporation ("Seller").

                                   RECITALS

          A. Seller operates, among other things, two divisions which are engaged in the business of manufacturing and selling landfill and embankment compactors and material reduction grinders (the "Divisions").

          B. Seller desires to sell to Purchaser and Purchaser desires to buy from Seller substantially all assets and rights of Seller relating to the Divisions on the terms and conditions set forth in this Agreement (the "Asset Sale").

                                   AGREEMENTS

          In consideration of the premises and the mutual agreements herein contained, the parties agree as follows:

                                   ARTICLE I

                               TRANSFER OF ASSETS

          1.01  Purchase and Sale of Assets.  Subject to the terms and
                ---------------------------
conditions of this Agreement, Seller agrees to sell and deliver to Purchaser and Purchaser agrees to purchase from Seller as of the Closing Date all of Seller's right and title to and interest in all of the following assets, properties and rights (the "Purchased Assets") relating to the Divisions (but expressly excluding therefrom the Excluded Assets):

                (a) Personal Property. All machinery, equipment, leasehold
                    -----------------
improvements, supplies, tools, fixtures, spare parts, furniture, furnishings and other personal property listed on Schedule 1.01(a) ("Personal Property").

                (b) Contracts and Leases. All rights of Seller under (including,
                    --------------------
without limitation, all Seller's right to receive goods and services and to assert claims and to take other action with respect to breaches, defaults and other violations pursuant to) the contracts and leases listed on Schedule 1.01(b) (the "Assigned Contracts").

          (c) Vehicles.  All automobiles, trucks, trailers, automotive equipment
              --------
and other vehicles owned or leased by Seller and listed on Schedule 1.01(c) (the "Vehicles").

          (d) Intangible Assets.  All of Seller's and its Subsidiaries'
              -----------------
intangible assets solely relating to the Divisions or used exclusively in the operation of the Divisions (collectively, the "Intangible Assets") including, without limitation, all of the following Intangible Assets to the extent that they relate solely to the Divisions or are used exclusively in the operation of the Divisions: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos, tradenames and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (iv) all mask works and all applications, registrations and renewals in connection therewith, (v) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (vi) all assignable computer software (including data and related documentation), (vii) all data bases, compilations and directories (in whatever form or medium), (viii) all copies and intangible embodiments thereof (in whatever form or medium), and (ix) all Intangible Assets listed on Schedule 1.01(d).

          (e) Licenses and Permits.  All of Seller's rights in all government
              --------------------
licenses, approvals, permits and authorizations (and all applications, registrations and renewals for the foregoing) listed on Schedule 1.01(e) ("Licenses and Permits").

          (f) Inventory.  All of Seller's inventories, spare parts and supplies
              ---------
solely relating to the Divisions and all such items that Seller has ordered but not physically received by the Closing Date ("Inventory").

          (g) Records and Documents.  All records, computer software and
              ---------------------
documents, books, customer and member lists, sales leads and all other sales and marketing information, credit information and correspondence, plans and specifications, drawings and all other records and documents used exclusively by Seller in connection with the operation of the Divisions ("Documents").

          (h) Accounts and Notes Receivable.  All of Seller's accounts and notes
              -----------------------------
receivable relating solely to the Divisions ("Accounts Receivable").

          (i) Prepaids.  All prepaid rents, utilities, deposits and other
              --------
prepaid items listed on Schedule 1.01(i).

          (j) Certain Claims. All rights to causes of action, suits,
              --------------
proceedings, judgments, claims and demands of any nature, whenever maturing or asserted, solely relating to or arising directly out of (a) the Purchased Assets, (b) the Assumed Liabilities, or (c) the operations of the Divisions (or either of them).

          (k) Additional Personal Property.  At Purchaser's option, which may be
              ----------------------------
exercised by providing written notice to Seller not less than 10 days prior to the Closing Date, Seller will replace each of the assets listed on Schedule 1.01(k) with comparable used equipment of equal or better quality and include such replacement equipment in the Purchased Assets without an increase in the Net Value (as defined in section 3.03). The book value of the equipment listed on Schedule 1.01(k) shall be included in the calculation of the Net Value regardless of whether Purchaser exercises its option with respect to replacement equipment pursuant to this section 1.01(k).

          To the extent that any Purchased Asset is not assignable without the consent of another person or entity, and to the extent such consent is not obtained prior to Closing, this Agreement shall, subject to the rights of any such person or entity, constitute an assignment of Seller's interest in such Purchased Asset. Seller agrees, at its expense, to use its reasonable best efforts to obtain the consent of such other person or entity to the assignment of any such Purchased Asset to the Purchaser.

   1.02.  Excluded Assets.  There shall be excluded from sale by Seller
          ---------------
under this Agreement all assets, properties and rights of Seller other than the Purchased Assets specifically identified in section 1.01 above (the "Excluded Assets"). The Excluded Assets shall include, without limitation, the following:

          (a) Mixer Assets.  All of Seller's right and title to and interest in
              ------------
all assets, properties and rights relating to the Seller's division which is engaged in the business of manufacturing and selling concrete mixers.

          (b) Real Property.  Seller's interest in the real estate listed on
              -------------
Schedule 1.02(b).

          (c) Cash.  All cash (currency and coin), negotiable instruments,
              ----
securities, bank deposits and similar cash equivalents on hand at the Closing Date ("Cash").

          (d) Certain Contracts.  All rights of Seller under any contracts,
              -----------------
agreements or commitments other than the Assigned Contracts specifically identified on Schedule 1.01(b).

          (e) Certain Claims. All rights to causes of action, suits,
              --------------
proceedings, judgments, claims and demands of any nature, whenever maturing or asserted, relating to or arising directly out of the Excluded Assets or the Excluded Liabilities.

          (f) Corporate Records.  All corporate records, including but not
              -----------------
limited to, stockholder records, stock records, stock transfer journals, board of directors and stockholder minutes, payroll and financial information necessary for the preparation of Seller's tax returns and satisfaction of other reporting requirements.

          (g) Scheduled Assets.  All assets listed on Schedule 1.02(g).
              ----------------

                                  ARTICLE II

                                  LIABILITIES

        2.01  Assumed Liabilities.  On the terms and subject to the conditions
              -------------------
of this Agreement, Purchaser shall, by written instrument, assume as of the Closing Date and thereafter shall be obligated to pay and fully satisfy the liabilities and obligations specifically identified below, and only such specifically identified liabilities and obligations (collectively, the "Assumed Liabilities"):

              (a) The liabilities and obligations of Seller arising under the Assigned Contracts.

            (b) The liabilities of Seller for trade accounts payable solely relating to the Divisions.

            (c) Any and all liabilities and obligations of Seller arising from any claims (whether known or unknown, asserted or unasserted, accrued or unaccrued) with respect to any injury to individuals or property as a result of the ownership, possession or use of any landfill and embankment compactors or material reduction grinders manufactured by the Divisions ("Product Liabilities").

            (d) Any and all liabilities and obligations of Seller arising from any express or implied warranties (whether known or unknown, asserted or unasserted, accrued or unaccrued) with respect to landfill and embankment compactors or material reduction grinders manufactured by the Divisions ("Warranty Liabilities").

            (e) The liabilities described on Schedule 2.01(e).

      2.02  Excluded Liabilities.  Notwithstanding anything to the contrary
            --------------------
contained in this Agreement, Purchaser will have no responsibility and will not assume or be liable for any debts, liabilities or obligations of Seller or any of its affiliates or any debts, liabilities or obligations of any kind or nature relating to the respective businesses of Seller and its Subsidiaries, whenever arising, and whether primary or secondary, direct or indirect, absolute or contingent, contractual, tortuous or otherwise, other than the Assumed Liabilities identified in section 2.01 above (all such liabilities other than the Assumed Liabilities are collectively referred to as the "Excluded Liabilities").

      2.03  Right to Contest.  The assumption and agreement of Purchaser to pay
            ----------------
the Assumed Liabilities when due will not prohibit Purchaser from contesting with the obligee, in good faith and at Purchaser's expense, the amount, validity or enforceability of any of the Assumed Liabilities.

                                  ARTICLE III

                                 PURCHASE PRICE

      3.01  Consideration.  In consideration of the sale, assignment,
            -------------
transfer and conveyance of the Purchased Assets and the other undertakings of Seller in this Agreement, and subject to the terms and conditions of this Agreement, Purchaser shall (a) pay the Purchase Price as provided in this
Article III, and (b) assume the Assumed Liabilities as of the Closing Date as provided in section 2.01 above.

      3.02  Amount and Payment of Purchase Price.  The purchase price for
            ------------------------------------
the Purchased Assets (the "Purchase Price") shall equal the sum of (a) the Net Value (as defined in section 3.03 below), and (b) $3,167,000. At Closing, Purchaser shall pay the Purchase Price to Seller by wire transfer of immediately available funds.

      3.03  Closing Date Balance Sheet.
            --------------------------

            (a) Prior to Closing, the parties will cooperate in preparing a balance sheet dated as of the Closing Date (the "Closing Date Balance Sheet") reflecting the amount by which the value of the Purchased Assets as of the Closing Date exceeds the Assumed Liabilities as of the Closing Date (the "Net Value"). Purchaser and Seller agree that the Closing Date Balance Sheet will be prepared in a manner consistent with the balance sheet as of June 28, 1997 attached hereto as Exhibit A and will reflect an update of the Preliminary Balance Sheet (as defined in Section 3.03(b) below). Purchaser and Seller will endeavor in good faith to resolve any disputes in the determination of the Net Value and the preparation of the Preliminary Balance Sheet and the Closing Date Balance Sheet.

            (b) Seller shall take a physical inventory (the "Closing Inventory") of the Divisions as of the last day of the most recent month that is not more than 30 days prior to the Closing Date (or such other date as Seller and Purchaser shall mutually agree) and will prepare a preliminary balance sheet as of the date of the Closing Inventory (the "Preliminary Balance Sheet") reflecting the value of the Purchased Assets and the Assumed Liabilities as of the date of the Preliminary Balance Sheet. Purchaser and its representatives will have the right to participate in the taking of the Closing Inventory. Not less than five days prior to Closing, Seller will deliver a copy of the Preliminary Balance Sheet to Purchaser for its review. Seller and Purchaser will cooperate to determine a method reasonably acceptable to each party to make adjustments to and update the Preliminary Balance Sheet for purposes of preparing the Closing Date Balance Sheet.

      3.04  Allocation of Purchase Price.  The Purchase Price shall be
            ----------------------------
assigned and allocated to the Purchased Assets in the manner mutually agreed upon by the parties. Purchaser and Seller agree to reflect such allocations in all reports to governmental authorities, including, without limitation, with respect to all taxes.

                                  ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF SELLER

          The term "Seller Material Adverse Effect" as used in this Agreement shall mean any change or effect that, individually or when taken together with all other changes or effects, is materially adverse to the condition (financial or otherwise), results of operations, businesses, properties, assets, or liabilities of Seller relating to the Divisions; provided, however, that the occurrence of any or all of the changes or events described on Schedule 4.00(a) shall not, individually or in the aggregate, constitute a "Seller Material Adverse Effect."

          The term "Person" as used in this Agreement shall mean an individual, corporation, partnership, association, trust, limited liability company, unincorporated organization, other entity or group (as defined in section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act")).

          The term "Affiliate" as used in this Agreement shall mean, with respect to any Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the first mentioned Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.

          The term "Subsidiary" (or its plural) as used in this Agreement with respect to Seller, Purchaser or any other Person shall mean any corporation, partnership, joint venture or other legal entity of which Seller, Purchaser or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, greater than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

          With respect to any representation, warranty or statement of Seller in this Agreement that is qualified by or to Seller's knowledge, such knowledge shall be deemed to exist only if, at the time as of which such representation, warranty or statement was made, any of the individuals listed on Schedule 4.00(b) had actual knowledge, after reasonable investigation, of the matter to which such qualification applies.

          Except as set forth in the disclosure schedules delivered by Seller to Purchaser prior to the execution of this Agreement, Seller represents and warrants to Purchaser that the statements contained in this Article IV are true and correct as of the date of this Agreement. The disclosure of any matter in the disclosure schedules shall not necessarily be deemed an indication that such matter is material or is required to be disclosed.

          4.01  Organization and Qualification; Subsidiaries.  Except as set
                --------------------------------------------
forth on Schedule 4.01(a), Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified and in active status in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, except such jurisdictions if any, where the failure to be so qualified would not have a Seller Material Adverse Effect. A true and complete list of all Seller's directly or indirectly owned Subsidiaries together with the jurisdiction of incorporation or organization of each Subsidiary and the percentage of each Subsidiary's outstanding capital stock or other equity interest owned by Seller or another Subsidiary of Seller, is set forth on
Schedule 4.01(b).

            4.02  Authority; Vote Required.
                  ------------------------

                  (a) Seller has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement, subject to required approval of the holders of the common stock, par value $.12 per share, of Seller ("Seller Common Stock"). The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action, including such corporate action as may be required by section 271 of the Delaware General Corporation Law (the "Delaware Law"), and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement (other than with respect to the approval of this Agreement by the holders of Seller Common Stock in accordance with the Delaware Law and Seller's Certificate of Incorporation and By-Laws). This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws relating to or affecting the rights and remedies of creditors generally and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether enforceability is considered in a proceeding in equity or at law.

                (b) The affirmative vote of the holders of at least a majority of the outstanding shares of Seller Common Stock is the only vote of the holders of any class or series of capital stock of Seller necessary to approve the Asset Sale.

          4.03  No Conflict; Required Filings and Consents.
                ------------------------------------------

          (a) The execution and delivery of this Agreement by Seller do not, and the performance of this Agreement by Seller will not: (i) violate the Certificate of Incorporation or By-Laws of Seller or any of its Subsidiaries;
(ii) subject to (x) obtaining the requisite approval of this Agreement by the holders of at least a majority of the outstanding shares of Seller Common Stock in accordance with the Delaware Law and Seller's Certificate of Incorporation and By-Laws, (y) obtaining the consents, approvals, authorizations and permits of, and making filings with or notifications to, any governmental or regulatory authority, domestic or foreign ("Governmental Entities"), pursuant to the applicable requirements, if any, of the Exchange Act, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), the applicable provisions of the Delaware Law, and the requirements of the National Association of Securities Dealers, Inc. ("NASD") or the NASDAQ National Market System, and (z) giving the notices and obtaining the consents, approvals, authorizations or permits described on
Schedule 4.03(a), violate any constitution, statute, regulation, rule, injunction, decree, ruling, judgment, order or other restriction of any Governmental Entity or court to which Seller or any of its Subsidiaries is subject or by which any of their respective properties is bound, other than a potential violation under any federal or state antitrust or similar laws, rules or regulations; or (iii), except as set forth on Schedule 4.03(a), result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Seller or any of its Subsidiaries, or require any notice pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument, arrangement or obligation to which Seller or any of its Subsidiaries is a party or by which Seller or any of its Subsidiaries or any of their respective properties is bound.

                (b) The execution and delivery of this Agreement by Seller do not, and the performance of this Agreement by Seller shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except for applicable requirements, if any, of (i) the Exchange Act, the HSR Act, and the requirements of the NASD and the NASDAQ National Market System, and (ii) the consents, approvals, authorizations or permits described on Schedule 4.03(a).

          4.04  Permits; Compliance.  Except as set forth on Schedule 4.04,
                -------------------
Seller is in possession of all franchises, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary for Seller or any of its Subsidiaries to own, lease and operate its properties or to carry on the business of the Divisions as it is now being conducted (the "Seller Permits"), except for any Seller Permits the absence of which would not have a Seller Material Adverse Effect. No suspension, revocation or cancellation of any of the Seller Permits is pending or, to the knowledge of Seller, is threatened. Neither Seller nor any of its Subsidiaries is operating in material default under or material violation of (i) any constitution, statute, regulation, rule, injunction, decree, ruling, judgment, order or other restriction of any Governmental Entity or court to which Seller or any of its Subsidiaries is subject or by which any of their respective properties is bound or (ii) any of the Seller Permits.

          4.05  Absence of Certain Changes or Events.  Except as set forth on
                ------------------------------------
Schedule 4.05 or as contemplated by this Agreement, since December 31, 1996:

            (a) Seller conducted the business of the Divisions in the ordinary course and consistent with Seller's past practice;

            (b) there has not been any Seller Material Adverse Effect;

            (c) there has not been any change in the accounting methods or practices followed by Seller or any Subsidiary, except as required by generally accepted accounting principles ("GAAP");

            (d) there has not been any sale, lease, transfer, assignment, abandonment or other disposition of (including, without limitation, any grant of an option or similar right to purchase) any asset which would be a Purchased Asset other than for a fair consideration in the ordinary course of business;

          (e) Seller has not entered into any material transaction with any of its officers, directors or employees;

          (f) No party (including any of Seller and its Subsidiaries) has accelerated, terminated, modified or canceled (prior to the expiration of its term) any material agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) relating to the business of the Divisions and to which any of Seller and its Subsidiaries is a party or by which any of its assets is bound;

          (g) None of Seller and its Subsidiaries has delayed or postponed the payment of accounts payable or other liabilities of any kind or nature relating to the Divisions or the Purchased Assets outside the ordinary course of business;

          (h) None of Seller and its Subsidiaries has canceled, compromised, waived, or released any right or claim (or series of related rights and claims) relating to the Divisions or the Purchased Assets outside the ordinary course of business;

          (i) None of Seller and its Subsidiaries has granted any license or sublicense of any rights under or with respect to any Intangible Assets;

          (j) None of Seller and its Subsidiaries has experienced any damage, destruction or loss (whether or not covered by insurance) to any material assets of the Divisions, ordinary wear and tear excepted;

          (k) None of Seller and its Subsidiaries has granted any increase in the base compensation of, or made any other change in the employment terms for, any employees of the Divisions outside the ordinary course of business;

          (l) None of Seller and its Subsidiaries has adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance or other plan, contract or commitment for the benefit of any of the employees of the Divisions (or taken any such action with respect to any other employee benefit plan);

          (m) None of Seller and its Subsidiaries has sold or otherwise transferred any Intangible Asset; and

          (n) neither Seller nor any Subsidiary has entered into any commitment or other agreement to do any of the foregoing.

    4.06  Absence of Litigation.
          ---------------------

          (a) Schedule 4.06(a) lists all claims, actions, suits, litigation, or arbitrations or, to the knowledge of Seller, investigations or proceedings relating to the Divisions (or either of them) or any of the Purchased Assets, at law or in equity, which are pending or, to the knowledge of Seller, threatened, and which involve in excess of $25,000. There is no action pending seeking to enjoin or restrain any of the transactions contemplated by this Agreement.

          (b) Except as set forth on Schedule 4.06(b), neither Seller nor any of its Subsidiaries is subject to any continuing order of, consent decree, settlement agreement or other similar agreement (oral or written) with or, to the knowledge of Seller, continuing investigation by, any Governmental Entity with respect to the business of the Divisions.

    4.07  Contracts; No Default.
          ---------------------

          (a)  Schedule 4.07 lists:

               (i) each contract or agreement to which Seller or any of its Subsidiaries is a party concerning a partnership, joint venture or similar arrangement with another Person or materially limiting the right of Seller or any of its Subsidiaries prior to the Closing Date, or Purchaser or any of its Subsidiaries at or after the Closing Date, to engage in, or to compete with any Person in, any business of the Divisions including each contract or agreement containing exclusivity provisions restricting the geographical area in which, or the method by which, any business may be conducted by Seller or any of its Subsidiaries prior to the Closing Date, or by the Purchaser or any of its Subsidiaries after the Closing Date;

               (ii) each distributorship or other dealer or distribution agreement which Seller or any of its Subsidiaries is a party relating to the Divisions or any of the products manufactured or sold by either of the Divisions;

               (iii) each contract relating to the Divisions or the Purchased Assets that would be required to be filed pursuant to Item 601(10) of Regulation S-K under the Securities Act if Seller were filing a Registration Statement on Form S-1 on the date of this Agreement.

          (b) None of the distributors or former distributors identified in
Schedule 4.07 paid to Seller any fee or other consideration of any kind for the right to become a distributor of any products manufactured by Seller.

    4.08  Intellectual Property Rights.
          ----------------------------

          (a) To the knowledge of Seller, (i) Seller owns or has the right to use pursuant to license, sublicense or other agreement all Intangible Assets, without any conflict or alleged conflict with the rights of any other Person, and (ii) Seller has taken all necessary action to maintain and protect each Intangible Asset. Each Intangible Asset owned or used by Seller immediately prior to the Closing hereunder will be owned or available for use by Purchaser on substantially similar terms and conditions immediately subsequent to the Closing hereunder.

          (b) To the knowledge of Seller, with respect to the operation of the Divisions, none of Seller and its Subsidiaries has infringed upon or misappropriated any intellectual property rights of third parties, and none of Seller and the directors and officers (and employees with responsibility for intellectual property matters) of Seller and its Subsidiaries has received any charge, complaint, claim, demand or notice alleging any such infringement or misappropriation (including any claim that any of Seller and its Subsidiaries must license or refrain from using any intellectual property rights of any third party). To the knowledge of Seller, no third party has infringed upon or misappropriated in any material respect any intellectual property rights included in the Intangible Assets.

          (c) Schedule 4.08(c) identifies each patent or registration which has been issued to Seller with respect to any of the Intangible Assets, identifies each pending patent application or application for registration which Seller has made with respect to any of the Intangible Assets, identifies each copyright, trade name, service name, unregistered trademark and unregistered service mark used by Seller in connection with the operation of the Divisions and the manufacture, marketing and distribution of the products manufactured by the Divisions and identifies each license, agreement or other permission which Seller has granted to any third party with respect to any of its Intangible Assets (together with any exceptions). Seller has made available to Purchaser correct and complete copies of all such patents, registrations, applications, licenses, agreements and permissions (as amended to date) and all other written documentation evidencing ownership and prosecution (if applicable) of each such item. With respect to each Intangible Asset required to be identified in
Schedule 4.08(c), except as set forth on Schedule 4.08(c):

          (i) Seller possesses all right, title and interest in and to the Intangible Asset, free and clear of any security interest, lien, license, or other encumbrance;

          (ii) the Intangible Asset is not subject to any outstanding injunction, judgment, order, decree or ruling;

          (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the knowledge of Seller, is threatened which challenges the legality, validity, enforceability, use or ownership of the Intangible Asset; and

          (iv) none of Seller and its Subsidiaries has ever agreed to indemnify any Person for or against any infringement or misappropriation with respect to the Intangible Asset.

          (d) Schedule 4.08(d) identifies each Intangible Asset that any third party owns and that Seller and its Subsidiaries use in the operation of the Divisions pursuant to license, sublicense, agreement or permission. Seller has made available to Purchaser correct and complete copies of all such licenses, sublicenses, agreements and permissions (as amended to date). With respect to each Intangible Asset required to be identified in Schedule 4.08(d), except as set forth on Schedule 4.08(d):

          (i) the license, sublicense, agreement or permission covering the Intangible Asset is legally valid, binding, enforceable and in full force and effect;

          (ii) the license, sublicense, agreement or permission will continue on substantially similar terms following the consummation of the transaction contemplated hereby;

          (iii) Seller is not in breach or default of the license, sublicense, agreement or permission and has not repudiated any provisions thereof;

          (iv) to Seller's knowledge, no other party to the license, sublicense, agreement or permission is in breach or default or has repudiated any provision thereof and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder;

                (v) with respect to each sublicense, the representations and warranties set forth in subsections (i) through (iv) above are true and correct with respect to the underlying license;

                (vi) the underlying Intangible Asset is not subject to any outstanding injunction, judgment, order, decree, ruling or charge;

                (vii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the knowledge of Seller, is threatened which challenges the legality, validity or enforceability of the underlying Intangible Asset; and

                (viii) none of Seller and its Subsidiaries has granted any sublicense or similar right with respect to the license, sublicense, agreement or permission.

          4.09 Insurance. All policies and binders of insurance for professional
               ---------
liability, directors and officers, property and casualty, fire, liability, worker's compensation and other customary matters held by or on behalf of Seller or its Subsidiaries ("Insurance Policies") are identified on Schedule 4.09 and have been made available to Purchaser. The Insurance Policies are in full force and effect. To the knowledge of Seller, neither Seller nor any of its Subsidiaries has failed to give any notice of any claim under any Insurance Policy in due and timely fashion, nor to the knowledge of Seller, has any coverage for claims been denied, which failure or denial has had or would have a Seller Material Adverse Effect.

          4.10  Brokers.  No broker, finder or investment banker other than ABN
                -------
AMRO Chicago Corporation is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon any arrangements made by or on behalf of Seller.

          4.11  Title to Properties.  Seller has or will have at Closing good
                -------------------
and marketable title to, or a valid leasehold or contractual interest in, all Purchased Assets, free and clear of all mortgages, liens, security interests, rights of first refusal, easements or other similar encumbrances ("Liens"), except Liens (a) for taxes not yet due and payable, or (b) which relate to any of the Assumed Liabilities.

          4.12  Proxy Statement.  The definitive Proxy Statement and related
                ---------------
materials will comply with the Exchange Act in all material respects. The definitive proxy materials will not contain an untrue statement of material fact or omit a material fact necessary in order to make the statements made therein, in light of the circumstances under which they will be made, not misleading; provided, however, that Seller makes no representation or warranty with respect to any information that the Purchaser supplies to Seller in writing for use in connection with such proxy materials.

          4.13  Inventory.  The Inventory consists of raw materials and
                ---------
supplies, manufactured and purchased parts, goods in process and finished goods, all of which are merchantable and fit for the purpose for which they were procured or manufactured, subject only to the reserve for inventory writedown set forth on the balance sheet attached hereto as Exhibit A (as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Divisions). Except as described on Schedule 4.13, no Inventory has been consigned to others. The quantity of Inventory is sufficient and adequate for, but is not materially in excess of the level appropriate to, the conduct of the business of the Divisions as it previously has been conducted. Seller has not made any purchase commitments in excess of normal, ordinary and usual requirements.

          4.14  Condition of Purchased Assets.  No maintenance outside the
                -----------------------------
ordinary course of business is needed with respect to the Purchased Assets.
None of the Purchased Assets or other assets owned, leased, occupied or operated by Seller in connection with the business of the Divisions, or the ownership, leasing or operation thereof, is in violation of any law, ordinance, code, rule or regulation. Except as set forth on Schedule 4.14, the Purchased Assets are in all respects in good condition and working order (reasonable wear and tear excepted) and are adequate, in quality and quantity, for the operation of the business of the Divisions.

          4.15  Accounts Receivable.  All Accounts Receivable of the Seller and
                -------------------
those existing as of the Closing Date represent valid claims for bona fide, arms-length sales of goods and services actually made by Seller in the ordinary course of its business. All of the Accounts Receivable are valid receivables subject to no setoffs or counterclaims, and are current (within 180 days) and collectible (or have been collected) in the ordinary course of business using normal collection practices at the aggregate recorded amounts thereof, net of an allowance for doubtful account in the amount of $83,800 as of August 23, 1997.
Schedule 4.15 sets forth an aging schedule of the Accounts Receivable as of August 23, 1997, and such schedule is correct and complete in all material respects.

          4.16  Major Customers and Suppliers.  Schedule 4.16 sets forth (a) a
                -----------------------------
list of the ten largest customers of the Divisions for each of the fiscal years ended December 31, 1995 and December 31, 1996 (determined on the basis of the total dollar amount of net revenues) showing the dollar amount of net revenues from each such customer during each such year, (b) a list of the ten largest suppliers of the Divisions in terms of dollar volume of purchases during such fiscal years, and (c) a list as of a recent date of all purchase orders for finished goods accepted by the Company with respect to products manufactured by either of the Divisions.

          4.17  Product Warranty.  Schedule 4.17 sets forth a general
                ----------------
description of all warranty, guaranty and indemnity provisions provided by Seller with respect to the business of the Divisions. There are no claims pending or, to Seller's knowledge, threatened against Seller or any of its Subsidiaries for warranty obligations relating to the business of the Divisions, except claims which in the aggregate involve an amount that is consistent with Seller's past practice.

          4.18  Legal Compliance.  Each of the Divisions has complied in all
                ----------------
material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder of federal, state, local and foreign governments (and all agencies thereof)), and no material action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against Seller or, to the knowledge of Seller, threatened against Seller alleging any failure so to comply.

          4.19  Excluded Assets.  Schedule 4.19 lists all material machinery,
                ---------------
equipment and intangible assets not included in the Purchased Assets that are used primarily in the operation of the Divisions and the manufacture, marketing and distribution of landfill and embankment compactors and material reduction grinders.

          4.20  Assigned Contracts. With respect to each Assigned Contract,
                ------------------
except as set forth on Schedule 4.20:

                (a) the contract or lease is legal, valid, binding, enforceable and in full force and effect;

                (b) the benefits and burdens of such contract or lease will continue on substantially similar terms following consummation of the transactions contemplated hereby;

                (c) Seller is not in breach or default under the contract or lease and has not repudiated any provision of the contract or lease; and

                (d) to Seller's knowledge, no other party is in breach or default under the contract or lease, no other party has repudiated any provision of the contract or lease, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration under the contract or lease.

          4.21  Product Liability.  To the knowledge of Seller, except as set
                -----------------
forth on Schedule 4.21, there is no present (and Seller has no knowledge of any facts which could reasonably be expected to result in any future) action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Seller or either of the Divisions giving rise to any liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any product manufactured, sold, leased or delivered by either of the Divisions.

          4.22  Employee Benefit Plans; Labor Matters.
                -------------------------------------

               (a) Schedule 4.22(a) lists or describes any pension, retirement, savings, disability, medical, dental, health, life (including any individual life insurance policy as to which Seller is the owner, beneficiary or both), death benefit, group insurance, profit sharing, deferred compensation, stock option, bonus incentive, vacation pay, severance pay, "cafeteria" or "flexible benefit" plan under section 125 of the Internal Revenue Code of 1986 as amended (the "Code"), or other employee benefit plan, trust, arrangement, contract, agreement, policy or commitment, under which employees of Seller or its Subsidiaries are entitled to participate by reason of their employment with Seller or its Subsidiaries, (i) to which Seller or a Subsidiary is a party or a sponsor or a fiduciary thereof or (ii) with respect to which Seller or a Subsidiary has made payments, contributions or commitments, or has any liability (collectively, the "Employee Benefit Plans").

               (b) The Employee Benefit Plans have been operated and administered by Seller in compliance in all material respects with all applicable laws relating to employment or labor matters, including without limitation, the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the Code and all contributions required under such plans have been made as required.

               (c) Each Employee Benefit Plan that is intended to be tax qualified under section 401(a) of the Code has received, or Seller has applied for or will in a timely manner apply for, a favorable determination letter from the Internal Revenue Service (the "IRS") stating that the Plan meets the requirements of the Code and that any trust or trusts associated with the plan are tax exempt under section 501(a) of the Code.

                (d) Neither Seller nor any of its Subsidiaries maintains, and neither Seller nor any of its Subsidiaries has maintained or contributed to, any defined benefit plan covering employees of Seller or its Subsidiaries within the meaning of section 3(35) of ERISA or any multiemployer plan.

                (e) Schedule 4.22(e) sets forth a list of all written employment agreements, employment contracts or understandings relating to employment (other than relating to "at-will" employment) to which Seller or any of its Subsidiaries is a party.

          4.23  Taxes.  Seller and its Subsidiaries have filed or caused to be
                -----
filed with the appropriate Governmental Entity, all federal, state, municipal, and local income, franchise, excise, sales, real and personal property, and other tax returns and reports that are required to be filed, and neither Seller nor any of its Subsidiaries is delinquent in the payment of any material taxes shown on such returns or reports or on any material assessments for any such taxes received by it and has otherwise complied in all material respects with all legal requirements applicable to Seller and its Subsidiaries with respect to all income, sales, use, real or personal property, excise or other taxes.
Except as set forth on Schedule 4.23, neither Seller nor any of its Subsidiaries has executed or filed with the Internal Revenue Service any agreement extending the period for assessment and collection of any federal tax. Neither Seller nor any of its Subsidiaries is a party to any pending action or proceeding, nor, to the knowledge of Seller, has any action or proceeding been threatened, by any Governmental Entity for assessment or collection of taxes, and no claim for assessment or collection of taxes has been asserted against Seller or any of its Subsidiaries. Each of Seller and its Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with all amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

          4.24  Environmental, Health and Safety.
                --------------------------------

                (a) To the knowledge of Seller, each of Seller, its Subsidiaries and their respective predecessors and Affiliates has complied with all Environmental, Health, and Safety Laws (defined below), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply. Without limiting the generality of the preceding sentence, to the knowledge of Seller, each of Seller, its Subsidiaries and their respective predecessors and Affiliates has obtained and been in compliance in all material respects with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental, Health, and Safety Laws.

          (b) To the knowledge of Seller, none of Seller and its Subsidiaries has any liability for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual or for any reason under any Environmental, Health and Safety Law.

          (c) All properties and equipment used in the operation of the Divisions have been free of asbestos, PCBs, methylene chloride, trichloroethylene, 1,2-trans-dichloroethylene, dioxins, dibenzofurans, and other hazardous substances or wastes.

          (d) There is no pending audit known to Seller by any foreign, federal, state, or local governmental authority with respect to groundwater, soil, or air monitoring; the storage, burial, release, transportation, or disposal of hazardous substances or wastes; or the use of underground storage tanks by any of Seller, its Subsidiaries and their respective predecessors and Affiliates or relating to the facilities of any of Seller, its Subsidiaries and their respective predecessors and Affiliates. None of Seller and its Subsidiaries has any agreement with any foreign, federal, state, or local governmental authority or any other third party relating to any such environmental matter or environmental cleanup.

          (e) For purposes of this Agreement, the term "Environmental, Health, and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state and local governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, groundwater or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous. or toxic materials or wastes.

                                   ARTICLE V

                        REPRESENTATIONS AND WARRANTIES
                                 OF PURCHASER

          The term "Purchaser Material Adverse Effect" as used in this Agreement shall mean any change or effect that, individually or when taken together with all such other changes or effects, is materially adverse to the condition (financial or otherwise), results of operations, business, properties, assets or liabilities of Purchaser and its Subsidiaries, taken as a whole.

          Purchaser represents and warrants to Seller that the statements contained in this Article V are true and correct as of the date of this Agreement.

          5.01  Organization and Qualification.  Purchaser is a corporation,
                ------------------------------
duly incorporated, validly existing and in good standing under the laws of the State of Oklahoma, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

          5.02  Authority.  Purchaser has the requisite corporate power and
                ---------
authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Purchaser, and the consummation by Purchaser of the transactions contemplated hereby, have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws relating to or affecting the rights and remedies of creditors generally and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether enforceability is considered in a proceeding in equity or at law.

          5.03  No Conflict; Required Filings and Consents.
                ------------------------------------------

                (a) The execution and delivery of this Agreement by Purchaser do not, and the performance of this Agreement by Purchaser will not, (i) violate the Certificate of Incorporation or By-Laws or equivalent organizational documents of Purchaser, (ii) subject to obtaining the consents, approvals, authorizations and permits of, and making filings with or notifications to, any Governmental Entity pursuant to the applicable requirements, if any, of the Exchange Act and the HSR Act, conflict with or violate any laws applicable to Purchaser or by which any of its properties is bound or affected, except such as would not have a Purchaser Material Adverse Effect.

                (b) The execution and delivery of this Agreement by Purchaser do not, and the performance of this Agreement by Purchaser shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entities, except as described in section 5.03(a) above.

          5.04  Brokers.  No broker, finder or investment banker is entitled to
                -------
any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

          5.05  Financing.  Purchaser has the ability to and intends to finance
                ---------
the aggregate of the Purchase Price pursuant to Article III with cash on hand and utilization of existing credit facilities. Purchaser will use its best efforts to ensure the continued availability of such financing and pay such amounts in accordance with the terms of this Agreement and will not take any action between the date hereof and the Closing Date which would impair its ability to obtain such financing.

                                   ARTICLE VI

                                   COVENANTS

          6.01  Affirmative Covenants of Seller.  Seller covenants and agrees
                -------------------------------
that prior to the Closing Date, unless otherwise contemplated by this Agreement or consented to in writing by Purchaser, Seller will and will cause each of its Subsidiaries to:

                (a) operate the Divisions in the ordinary course of business and consistent with its past practice (provided, however, that Seller will not cause or permit the Divisions to engage in any practice, take any action or enter into any transaction of the sort described in Section 4.05 above);

                (b) use reasonable efforts to preserve intact the Divisions and the assets thereof, and maintain its rights and franchises, retain the services of its respective officers and key employees and maintain the relationships with its respective key customers, lessors, licensors and suppliers with respect to the Divisions;

                (c) subject to the provisions of the Purchaser Confidentiality Agreement (as hereinafter defined), confer with Purchaser at its reasonable request to report operational matters of a material nature relating to the Divisions and to report the general status of the ongoing operations of the Divisions;

                (d) maintain compliance with all permits, laws, rules, regulations and orders applicable to the Divisions; and

                (e) maintain the Purchased Assets in good working order and condition, ordinary wear and tear excepted.

          6.02  Negative Covenants of Seller.  Except as contemplated by this
                ----------------------------
Agreement or consented to in writing by Purchaser, from the date of this Agreement until the Closing Date, Seller shall not do, and shall not permit any of its Subsidiaries to do, any of the following:

                (a) increase the compensation payable to any employee of either of the Divisions, except for increases in salary or wages payable or to become payable in the ordinary course of business and consistent with the policies currently in effect;

                (b) enter into or establish any new compensation plan or employee benefit plan;

                (c) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other Person (other than the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with Seller's past practice);

                (d) sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any assets of the Divisions, except for dispositions of inventory and supplies in the ordinary course of business and consistent with Seller's past practice;

           (e) change any of its methods of accounting in effect at December 31, 1996 or make or rescind any express or deemed election relating to taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 1996, except in either case as may be required by law, the IRS, or GAAP or in the ordinary course of business consistent with past practice; provided, however, that Seller shall immediately notify Purchaser of any such change or other action;

           (f) incur any obligation for borrowed money or purchase money indebtedness, whether or not evidenced by a note, bond, debenture or similar instrument, except as approved by Purchaser in advance;

           (g)     guarantee any debts or obligations of any Person; or

           (h)     agree in writing or otherwise to do any of the foregoing.

     6.03 Confidentiality Agreement.  The parties will, and will cause their
          -------------------------
respective officers, employees, accountants, consultants, legal counsel and other representatives to, comply with all of their respective obligations under the Confidentiality Agreement dated December 3, 1996 between Seller and Purchaser concerning Seller's confidential information (the "Purchaser Confidentiality Agreement").

     6.04  Acquisition Proposals.  Upon execution of this Agreement, Selller
           ---------------------
and its Subsidiaries and their respective officers, directors, employees, agents and advisors (a) will immediately cease any existing discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal (as hereinafter defined), and (b) (except as described in the next sentence) shall not participate in any new discussions or negotiations with respect to any Acquisition Proposal. Seller may, directly or indirectly, furnish information and access, in each case only in response to requests that were not solicited by Seller (or any officer, director, employee, agent or advisor on its behalf) after the date of this Agreement, to any corporation, partnership, person or other entity or group (each, a "Potential Purchaser") pursuant to confidentiality agreements, and may participate in discussions and negotiate with a Potential Purchaser concerning any Acquisition Proposal, if such Potential Purchaser has submitted a written proposal to the Board of Directors relating to any such transaction, and the Board of

Directors determines in good faith after consultation with independent legal counsel that the failure to provide such information or access or to engage in such discussions or negotiations would be inconsistent with their fiduciary duties to Seller's stockholders under applicable law. Seller shall notify Purchaser immediately if any such request or proposal, or any inquiry or contact with any Person with respect thereto, is made and shall keep Purchaser apprised of all developments that could reasonably be expected to culminate in the Board withdrawing, modifying or amending its recommendation of the Asset Sale and the other transactions contemplated by this Agreement. Seller has entered into confidentiality agreements with other third parties substantially in the form of the Purchaser Confidentiality Agreement. Seller agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which Seller is a party unless, in the opinion of the Board of Directors after consultation with independent legal counsel, the failure to provide such release or waiver would be inconsistent with its fiduciary duties to Seller's stockholders under applicable law. For purposes of this section 6.04, the term "Acquisition Proposal" means any proposal or offer for a merger, asset acquisition or other business combination involving the acquisition, directly or indirectly, of the Divisions or any assets of the Divisions.

     6.05  Merger Agreement.  Notwithstanding anything else in this
           ----------------
Agreement to the contrary, the parties agree that on or prior to the Closing Date Seller may take such actions as are contemplated in the Agreement and Plan of Merger, dated as of August 15, 1997 (the "Merger Agreement"), by and among Seller, Giuffre Bros. Cranes, Inc. ("Giuffre") and 13th Street Acquisition Corp. ("Giuffre Sub"). On the Closing Date, Seller may consummate the transactions contemplated by the Merger Agreement.

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

     7.01  Proxy Statement.
           ---------------

           (a) As promptly as practicable after the execution of this Agreement, Seller shall prepare and file with the SEC, and shall use all reasonable efforts to have promptly cleared by the SEC, and promptly thereafter shall mail to its stockholders, a proxy statement and a form of proxy (collectively, the "Proxy Statement"), as may be amended and supplemented, to be used in connection with the special meeting (the "Stockholders' Meeting") of Seller's stockholders to consider the Asset Sale (the "Stockholders' Meeting"). Seller shall provide Purchaser with a reasonable opportunity to review and comment upon the Proxy

Statement prior to its filing with the SEC and distribution to Seller's stockholders, and Purchaser shall use reasonable efforts to provide its comments thereon as promptly as practicable after delivery of the Proxy Statement to Purchaser and its legal counsel. Seller shall notify Purchaser promptly of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for amendments or supplements to the Proxy Statement and will supply Purchaser with copies of all correspondence between Seller and its representatives, on the one hand, and the SEC or the members of its staff, on the other hand, with respect to the Proxy Statement. Seller and Purchaser shall each use reasonable efforts to obtain and furnish information required to be included in the Proxy Statement; and Seller, after consultation with Purchaser, shall use reasonable efforts (and Purchaser agrees to reasonably cooperate with Seller in connection therewith) to respond promptly to any comments made by the SEC with respect to the Proxy Statement and cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time. Seller shall notify Purchaser of its intention to mail the Proxy Statement to the stockholders of Seller at least 48 hours prior to the intended time of such mailing. The Proxy Statement shall include the recommendation of Seller's Board of Directors in favor of the Asset Sale and approval of this Agreement, unless independent outside legal counsel to Seller shall advise Seller's Board of Directors and the directors' fiduciary duties under applicable law make such recommendation inappropriate.

           (b) The information included in the Proxy Statement shall not, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders or at the time of the Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Stockholders' Meeting, any event or circumstance relating to Seller or any of its Subsidiaries, or its or their respective officers or directors, is discovered by Seller which should be set forth in a supplement to the Proxy Statement, Seller shall promptly inform Purchaser. All documents that Seller is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act.

           (c) Each of the parties will file (and Seller will cause each of its Subsidiaries to file) any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, will use its reasonable best efforts to obtain (and Seller will cause each of its Subsidiaries to use its reasonable best efforts to obtain) an early termination of the applicable waiting period, and will make (and Seller will cause each of its Subsidiaries to make) any further filings pursuant thereto that may be necessary, proper, or advisable.

     7.02  Meeting of Stockholders.  As promptly as practicable after the
           -----------------------
execution of this Agreement, Seller shall take all action necessary or appropriate in accordance with the Delaware Law and its Certificate of Incorporation and By-Laws to convene the Stockholders' Meeting, and Seller shall consult with Purchaser in connection therewith. Seller shall use reasonable efforts to solicit from the stockholders of Seller proxies in favor of the Asset Sale and shall take all other actions necessary or advisable to secure the vote or consent of stockholders required by the Delaware Law to approve this Agreement, including the retention of proxy solicitation agents if requested by Purchaser, unless otherwise required by the applicable fiduciary duties of directors or officers of Seller.

     7.03  Appropriate Action; Consents; Filings.
           -------------------------------------

           (a) Subject to the terms and conditions herein provided, Seller and Purchaser shall use all reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, (ii) obtain from all Governmental Entities all consents, licenses or orders required to be obtained by Purchaser or Seller or any of their respective Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, including, without limitation, the Asset Sale, and (iii) make all necessary notifications and filings and thereafter make any other required submissions with respect to this Agreement and the Asset Sale required under (A) the Exchange Act and any other applicable federal or state securities laws, (B) the HSR Act and (C) any other applicable law; provided that Purchaser and Seller shall cooperate with each other in connection with the making of all such filings. Seller and Purchaser shall furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement) in connection with the transactions contemplated by this Agreement.

           (b) (i) Seller and Purchaser shall give (or cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, all reasonable efforts to obtain any third-party consents, (A) necessary to consummate the transactions contemplated in this

Agreement, (B) disclosed or required to be disclosed in the disclosure schedules to this Agreement, or (C) required to prevent a Seller Material Adverse Effect from occurring prior to the Closing Date.

                   (ii) In the event that any party shall fail to obtain any third-party consent described in subsection (b)(i) above, such party shall use reasonable efforts, and shall take any such actions reasonably requested by the other party to minimize any adverse effect upon the other party, its Subsidiaries and its businesses resulting, or which could reasonably be expected to result after the Closing Date, from the failure to obtain such consent.

           (c) From the date of this Agreement until the Closing Date, Seller shall promptly notify Purchaser in writing of any pending or, to the knowledge of Seller, threatened action, proceeding or investigation by any Governmental Entity or any other Person (i) challenging or seeking damages in connection with the Asset Sale, (ii) alleging that the consent of such Governmental Entity or Person may be required in connection with the Asset Sale or this Agreement, (iii) seeking to restrain or prohibit the consummation of the Asset Sale or otherwise limit the right of Purchaser or its Subsidiaries to own or operate all or any portion of the businesses or assets of the Divisions, or
(iv) involving any of the Purchased Assets or either of the Divisions.

           (d) From the date of this Agreement until the Closing Date, Purchaser shall promptly notify Seller in writing of any pending or, to the knowledge of Purchaser, threatened action, proceeding or investigation by any Governmental Entity or any other Person (i) challenging or seeking material damages in connection with the Asset Sale or (ii) seeking to restrain or prohibit the consummation of the Asset Sale or otherwise limit the right of Purchaser or its Subsidiaries to own or operate all or any portion of the business or assets of the Divisions.

           (e) From the date of this Agreement until the Closing Date, Seller shall promptly notify Purchaser in writing of (i) any amendments made to the Merger Agreement, and (ii) any additional agreements between Seller and Giuffre.

     7.04  Update Disclosure.  From and after the date of this Agreement until
           -----------------
the Closing Date, each party shall promptly notify the other party hereto by written update to its disclosure schedules ("Update Schedule") of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be reasonably likely to cause any condition to the obligations of any party to effect the Asset Sale and the other transactions contemplated by this

Agreement not to be satisfied, (ii) the failure of Seller or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would be reasonably likely to result in any condition to the obligations of any party to effect the Asset Sale and the other transactions contemplated by this Agreement not to be satisfied, or (iii) of any changes to the information contained in its disclosure schedules (including any change to any representations or warranties herein as to which no schedule has been created as of the date hereof but as to which a schedule would have been required hereunder to have been created on or before the date hereof if such change had existed on the date hereof). No disclosure by any party pursuant to this Section 7.04, however, shall cure any breach of any representation or warranty made by such party as of the date of this Agreement.

                                 ARTICLE VIII

                                    CLOSING

     8.01  Closing.  Unless this Agreement shall have been terminated pursuant
           -------
to Section 10.01 and subject to the fulfillment or waiver of each of the conditions set forth in Article IX, the closing ("Closing") of the transactions pursuant to this Agreement shall take place at (a) the offices of Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c., 1000 North Water Street, Milwaukee, Wisconsin 53202, at the same time as the effective time of the merger pursuant to the Merger Agreement or (b) at such other time and place as the parties hereto shall mutually agree. Notwithstanding anything to the contrary herein, without the prior written consent of Purchaser, the Closing shall not occur prior to December 15, 1997.

                                  ARTICLE IX

                              CLOSING CONDITIONS

     9.01  Conditions to Obligations of Each Party Under This Agreement.
           ------------------------------------------------------------
The respective obligations of each party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction on or prior to the Closing Date of the following conditions, any or all of which may be waived by the parties hereto, in whole or in part, to the extent permitted by applicable law:

           (a)     Stockholder Approval.  This Agreement and the Asset Sale
                   --------------------
shall have been approved by the requisite vote of the stockholders of Seller in accordance with the Delaware Law and the Certificate of Incorporation and By-Laws of Seller.

           (b)     No Action or Proceeding.  There shall not have been
                   -----------------------
instituted and there shall not be pending any action or proceeding by a Governmental Entity, and no such action or proceeding shall have been approved by a Governmental Entity with authority to institute such an action or proceeding, before any court of competent jurisdiction or governmental agency or regulatory or administrative body, and no order or decree shall have been entered in any action or proceeding before such court, agency or body of competent jurisdiction: (i) imposing or seeking to impose limitations on the ability of Purchaser to acquire or hold or to exercise full rights of ownership of any of the Purchased Assets; (ii) imposing or seeking to impose limitations on the ability of Purchaser to combine and operate the business and assets of the Divisions with any of Purchaser's Subsidiaries or other operations; (iii) imposing or seeking to impose other sanctions, damages or liabilities arising out of the Asset Sale on Purchaser, Seller or any of their officers or directors; (iv) requiring or seeking to require divestiture by Purchaser of all or any material portion of the Divisions or the assets thereof; or (v) restraining, enjoining or prohibiting or seeking to restrain, enjoin or prohibit the consummation of the Asset Sale, in each case, with respect to clauses (i) through (iv) above, which would or is reasonably likely to result in a Seller Material Adverse Effect on or prior to or after the Closing Date or, with respect to clauses (i) through (v) above, which would or is reasonably likely to subject any of their respective officers or directors to any penalty or criminal liability. Notwithstanding the foregoing, prior to invoking the condition set forth in this section 9.01(b), the party seeking to invoke it shall have used its reasonable efforts to have any such pending or approved action or proceeding withdrawn or dismissed or such order or decree vacated.

           (c)     HSR Act.  The applicable waiting period, together with any
                   -------
extensions thereof, under the HSR Act shall have expired or been terminated.

           (d)     Other Approvals or Notices.  All other consents, waivers,
                   --------------------------
approvals and authorizations required to be obtained from, and all filings or notices required to be made with, any Governmental Entity by Purchaser or Seller or any Subsidiary prior to consummation of the transactions contemplated in this Agreement shall have been obtained from and made with all required Governmental Entities, except for such consents, waivers, approvals or authorizations which the failure to obtain, or such filings or notices which the failure to make, would not have a Seller Material Adverse Effect prior to or after the Closing Date or a Purchaser Material Adverse Effect before or after the Closing Date or be reasonably likely to subject Seller, Purchaser, or any of their respective Subsidiaries or any of their respective officers, directors, employees, agents or representatives to substantial penalty or criminal liability.

     9.02  Additional Conditions to Obligations of Purchaser.  The obligations
           -------------------------------------------------
of Purchaser to effect the transactions contemplated in this Agreement are also subject to the satisfaction on or prior to the Closing Date of the following conditions, any or all of which may be waived, in whole or in part, by Purchaser in its sole discretion:

           (a)     Representations and Warranties.  Each of the representations
                   ------------------------------
and warranties of Seller contained in this Agreement shall have been true and correct in all material respects when made and the information contained therein, as updated by any Update Schedule, taken as a whole, shall not have materially adversely changed; and each of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the Closing Date. Purchaser shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Seller to that effect.

           (b)     Agreements and Covenants.  Seller shall have performed or
                   ------------------------
complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, except to the extent failure to perform is caused by or is consented to by Purchaser. Purchaser shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Seller to that effect.

           (c)     Consents Under Agreements.  Seller shall have obtained the
                   -------------------------
third party consents described on Schedule 9.02(c)(i). Seller shall have obtained a third party consent with respect to each agreement described on
Schedule 9.02(c)(ii) that Seller and Purchaser reasonably agree is required pursuant to applicable law to effectively assign to Purchaser all of Seller's rights under any such agreement. Seller shall have obtained all other third-party consents described in subsection 7.03(b)(i), except those for which the failure to obtain such consents and approvals would not have a Seller Material Adverse Effect prior to or after the Closing Date or a Purchaser Material Adverse Effect before or after the Closing Date, other than as contemplated by subsection 7.03(b)(ii).

           (d)     Opinion of Counsel.  The Purchaser shall have received an
                   ------------------
opinion of Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c. counsel to Seller, addressed to Purchaser, dated as of the Closing Date, and reasonably satisfactory in form and substance to Purchaser and its counsel, to the following effect:

                   (i) Seller is a corporation existing under the laws of the State of Delaware and, based solely on a certificate of the Secretary of State of

Delaware, (a) has filed with the Secretary of State during its most recently completed report year the required annual report; (b) is not the subject of a proceeding under the Delaware Law to cause its administrative dissolution; (c) no determination has been made by the Secretary of State that grounds exist for such action with respect to Seller; (d) no filing has been made with the Secretary of State of a decree of dissolution with respect to Seller; and (e) no Certificate of Dissolution of Seller has been filed with the Secretary of State. Seller and its Subsidiaries have the corporate power to carry on their respective businesses as currently being conducted.

                   (ii) This Agreement is a legal, valid and binding obligation of Seller (a) except as this Agreement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) subject to general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether considered in a proceeding in equity or at law. Counsel expresses no opinion with respect to section 10.03(e), section 10.03(g) or section 10.03(h) of this Agreement. The execution, delivery and performance by Seller of the Agreement have been duly authorized by all necessary corporation action, including the requisite approval of the stockholders of Seller. Under the Delaware Law and Seller's Certificate of Incorporation and By-Laws, Seller's stockholders and Board of Directors properly approved the Asset Sale in accordance with the terms of the Agreement.

                   (iii) The execution and delivery of the Agreement and the performance by Seller of its terms do not [a] contravene or conflict with any provision of the Certificate of Incorporation or By-Laws of Seller; or [b] violate any order, judgment or decree of any court or governmental instrumentality to which Seller or any of its assets is subject and of which such counsel has knowledge.

                   (iv) To the knowledge of such counsel, there is no action, suit, investigation or proceeding pending or threatened against Seller or any assets, properties or rights of Seller by or before any court, arbitrator or administrative or governmental body which questions the validity of this Agreement or any action which has been or is to be taken by Seller hereunder.

           (e)     Deliveries on or Prior to Closing.  Seller shall have
                   ---------------------------------
delivered or cause to be delivered to Purchaser the following documents at or prior to Closing:

                    (i) A General Bill of Sale duly executed by Seller, in the form attached hereto as Exhibit B.

                    (ii) A written consent to the transfer or assignment to Purchaser of any of the Purchased Assets, including the Assigned Contracts, where the consent of any other party may be required for such assignment or transfer.

                    (iii) Assignments of all United States and foreign patents, patent applications, trademarks and trade names and other similar Intangible Assets to be transferred in accordance with section 1.01(d), duly executed by Seller.

                    (iv) Titles and registrations to all Vehicles, duly executed by Seller.

                    (v) Certificate of status of Seller issued by the Secretary of State of Delaware and other appropriate jurisdictions within one week of the Closing Date.

                    (vi) The Assignment and Assumption Agreement duly executed by Seller, in the form attached hereto as Exhibit C (the "Assignment and Assumption Agreement").

                    (vii) Releases of mortgages, liens and/or financing statements to reflect the termination of any Liens against, or security interest in, any of the Purchased Assets.

                    (viii) Such other documents as Purchaser reasonably deems necessary or appropriate to vest in it good and marketable title to all or any part of the Purchased Assets, free and clear of all liens, encumbrances and other rights as provided in this Agreement.

          (f)       Toll Manufacturing Agreement.  Seller, Giuffre and Purchaser
                    ----------------------------
shall have entered into a Toll Manufacturing Agreement in a form reasonably satisfactory to Seller, Giuffre and Purchaser.

          (g)       No Material Adverse Change.  Since the date of this
                    --------------------------
Agreement, no condition or fact shall have occurred which, as of the Closing Date, is or may have a Seller Material Adverse Effect.

          (h)      Bulk Sales.  The parties shall have complied in all material
                   ----------
respects with the provisions of the Wisconsin Bulk Sales Act.

          (i)      Non-Competition Agreements.  Seller and Giuffre each shall
                   --------------------------
have entered into a Non-Competition Agreement with Purchaser in a form reasonably satisfactory to Purchaser, Seller and Giuffre.

     9.03 Additional Conditions to Obligations of Seller.  The obligation
          ----------------------------------------------
of Seller to effect the transactions contemplated in this Agreement is also subject to the satisfaction on or prior to the Closing Date of the following conditions, any or all of which may be waived, in whole or in part, by Seller in its sole discretion:

          (a)      Representations and Warranties.  Each of the representations
                   ------------------------------
and warranties of Purchaser contained in this Agreement shall have been true and correct in all material respects when made and the information contained therein, as updated by any Update Schedule, taken as a whole, shall not have materially adversely changed; and each of the representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing Date. Seller shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Purchaser to that effect.

          (b)      Agreements and Covenants.  Purchaser shall have performed or
                   ------------------------
complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. Seller shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Purchaser to that effect.

          (c)      Fairness Opinion.  Seller shall have received from ABN AMRO
                   ----------------
Chicago Corporation an opinion, dated as of the date of the Proxy Statement, to the effect that the Purchase Price is fair to Seller's stockholders from a financial point of view.

          (d)      Opinion of Counsel.  Seller shall have received an opinion of
                   ------------------
Hartzog Conger & Cason, counsel to Purchaser, addressed to Seller, dated as of the Closing Date, and reasonably satisfactory in form and substance to Seller and its counsel, to the following effect:

                   (i) Purchaser is a corporation existing in good standing under the laws of the State of Oklahoma, based solely on a certificate of the Oklahoma Secretary of State.

                   (ii) The execution, delivery and performance of this Agreement has been duly authorized by all requisite corporate action on the part of Purchaser. The Agreement constitutes the legally valid and binding obligations of Purchaser, enforceable in accordance with its terms, subject to the following qualifications: [a] the enforceability against Purchaser of the Agreement in accordance with its terms may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally; [b] the enforceability of the Agreement is subject to the effect of general principles of equity including, without limitation, the possible unavailability of specific performance or injunctive relief or other equitable remedies regardless of whether considered in a proceeding in equity or at law; and [c] no opinion is expressed as to any provision of the Agreement providing for the indemnification of persons for liability under federal or other securities laws or with respect to section 10.03(h).

                   (iii) Execution and delivery of the Agreement and the performance of the Purchaser of its terms do not [a] contravene or conflict with any provision of the Certificate of Incorporation or By Laws of the Purchaser; or [b] violate any order, judgment or decree of any Oklahoma or federal court or governmental instrumentality to which Purchaser or any of its assets is subject and of which such counsel has knowledge .

                   (iv) To the knowledge of such counsel, there is no action, suit, investigation or proceeding pending or threatened against the Purchaser or any assets, properties or rights of Purchaser by or before any court, arbitrator or administrative or governmental body which questions the validity of the Agreement or any action which has been or is to be taken by the Purchaser thereunder.

          (e)      Deliveries on or Prior to Closing.  Purchaser shall have
                   ---------------------------------
delivered or cause to be delivered to Seller the following documents at or prior to Closing:

                   (i) Wire transfer of immediately available funds in the amount of the Purchase Price.

                   (ii) A certificate of status for Purchaser issued by the Secretary of State of Oklahoma within one week of the Closing Date.


                   (iii) The Assignment and Assumption Agreement duly executed by Purchaser.

                   (iv) Such other documents as Seller reasonably deems necessary and appropriate to document the transfer of the Purchased Assets and the assumption of the Assumed Liabilities .

          (f)      Effectiveness of the Merger.  The transactions contemplated
                   ---------------------------
by the Merger Agreement shall have closed simultaneously with the Closing under this Agreement.

                                   ARTICLE X

                       TERMINATION, AMENDMENT AND WAIVER

    10.01  Termination.  This Agreement may be terminated upon written notice
           -----------
by the terminating party at any time prior to the Closing, whether before or after approval of this Agreement and the Asset Sale by the stockholders of
Seller:

          (a)      by mutual written consent of Purchaser and Seller;

          (b) by either Purchaser or Seller in the event the conditions to such party's (the "Nonfailing Party") obligations under Article IX shall not have been met or waived by the Nonfailing Party on or prior to January 31, 1998, but only if the party terminating has not caused the condition giving rise to termination to be not satisfied through its own action or inaction;

          (c) by either Purchaser or Seller if any decree, permanent injunction, judgment, order or other action by any court of competent jurisdiction or any Governmental Entity preventing or prohibiting consummation of the Asset Sale shall have become final and nonappealable;

          (d) by Purchaser, if (A) the Proxy Statement does not include the recommendation of Seller's Board of Directors in favor of this Agreement and the Asset Sale, or (B) the Board of Directors of Seller withdraws, modifies or changes in a manner materially adverse to Purchaser its recommendation of this Agreement or the Asset Sale or shall have resolved to do any of the foregoing, or (C) the Board of Directors of Seller shall have recommended to the stockholders of Seller any proposed acquisition of the Divisions by any Person or any "group" (as such term is defined under section 13(d) of the Exchange Act) other than Purchaser and its Affiliates by (i) merger, consolidation, share exchange, business combination or other similar transaction providing for the acquisition of the Divisions or a substantial part of the assets of the Divisions, (ii) purchase of all or a substantial part of the assets of

Seller relating to the Divisions, or (iii) the acquisition of more than 50% of Seller's outstanding equity securities (other than pursuant to the Merger) (a "Competing Transaction") or resolved to do so, or (D) a tender offer or exchange offer for 50% or more of the outstanding shares of capital stock of Seller is commenced, and the Board of Directors of Seller, within 10 business days after such tender offer or exchange offer is so commenced, either fails to recommend against acceptance of such tender offer or exchange offer by its stockholders or takes no position with respect to the acceptance of such tender offer or exchange offer by its stockholders;

          (e) by Seller if, in the exercise of its judgment as to its fiduciary duties to its stockholders as imposed by applicable law and, after consultation with and receipt of advice from outside legal counsel, Seller's Board of Directors determines that such termination is required by reasons of any Competing Transaction being made or proposed;

          (f) by either Purchaser or Seller, if any Update Schedule of the other party contains disclosures of any fact or condition which makes untrue, or shows to have been untrue, any representation or warranty by the other party in this Agreement, unless concurrently with the delivery of the Update Schedule, the other party represents and warrants that the disclosed fact or condition can and will be corrected at the other party's expense prior to the Closing Date (but in no event more than 30 days after the delivery of the Update Schedule); provided that the effect of the fact or condition so disclosed upon the representation or warranty so affected constitutes a Seller Material Adverse Effect or Purchaser Material Adverse Effect, as applicable; or

          (g) by either Purchaser or Seller, at any time after the Stockholders' Meeting, in the event this Agreement and the Asset Sale are not approved by the requisite vote of the stockholders of Seller in accordance with the Delaware Law and the Certificate of Incorporation and By-Laws of Seller.

    10.02 Effect of Termination.  Subject to the remedies of the parties set
          ---------------------
forth in section 10.03(c), in the event of the termination of this Agreement pursuant to section 10.01, this Agreement shall forthwith become void, and, subject to sections 10.03(c), (d), (e), (f), (g) and (h), there shall be no liability under this Agreement on the part of Purchaser or Seller or any of their respective officers or directors and all rights and obligations of each party hereto shall cease. The Purchaser Confidentiality Agreement shall survive any termination of this Agreement.

    10.03  Expenses.
           --------

          (a)      Except as provided in section 10.03(c), section 10.03(d),
section 10.03(f), section 10.03(g) and section 10.03(h), all Expenses incurred by the parties shall be borne solely and entirely by the party which has incurred the same. Seller shall pay for all Expenses related to printing, filing and mailing the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Proxy Statement.

          (b) "Expenses" as used in this Agreement shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of stockholder approvals and all other matters related to the closing of the transactions contemplated by this Agreement.

          (c) Seller and Purchaser each agree that with respect to any termination of this Agreement pursuant to section 10.01(b) as a direct result of a material intentional breach by a party of any of its covenants or agreements contained in this Agreement, all remedies available to the other party either in law or equity shall be preserved and survive the termination of this Agreement.

          (d) If all conditions to the obligations of a party at Closing contained in Article IX of this Agreement have been satisfied (or waived by the party entitled to waive such conditions), and the other party does not proceed with the Closing, all remedies available to the party seeking to proceed, either at law or in equity, on account of such failure to close, including, without limitation, the right to seek specific performance of this Agreement as well as the right to pursue a claim for damages on account of a breach of this Agreement, shall be preserved and shall survive any termination of this Agreement.

          (e) Notwithstanding anything to the contrary herein, Seller agrees that if this Agreement is terminated pursuant to section 10.01(d) or section 10.01(e), Seller shall pay to Purchaser an amount equal to the greater of (i) $400,000, and (ii) 20% of the amount by which the aggregate consideration with respect to the Divisions in any Competing Transaction exceeds the Purchase Price, provided that, solely for purposes of this section 10.03(e)(ii), the Purchase Price shall be computed based on the balance sheet attached hereto as Exhibit A and, if the Competing Transaction involves the acquisition of all of Seller, whether by merger, tender offer or otherwise, then the consideration with respect to the Divisions in the Competing Transaction shall equal 66.8% of the total consideration in the Competing Transaction. Such payment shall be made as promptly as practicable but in no event later than the third business day following termination of this Agreement and shall be made by wire transfer of immediately available funds to an account designated by Purchaser.

          (f) Seller and Purchaser shall share equally the filing fee for any required filing under the HSR Act.

          (g) Notwithstanding anything herein to the contrary, Seller agrees that if this Agreement is terminated pursuant to section 10.01(b) as a direct result of the failure to satisfy the condition to Seller's obligations contained in section 9.03(f), then Seller shall reimburse Purchaser for its Expenses up to $200,000. Such payment shall be made not later than the third business day following receipt by Seller of written notice from Purchaser describing in reasonable detail the amount of Expenses to be reimbursed by Seller pursuant to this section 10.03(g).

          (h) Notwithstanding anything herein to the contrary, Seller and Purchaser each agree that if this Agreement is terminated pursuant to section 10.01(b) as a direct result of a material breach by a party of any of its representations or warranties contained in this Agreement, the breaching party shall reimburse the nonbreaching party for its Expenses up to $200,000. Such payment shall be made not later than the third business day following receipt by the breaching party of written notice from the nonbreaching party describing in reasonable detail the amount of Expenses to be reimbursed by the breaching party pursuant to this section 10.03(h).

                                  ARTICLE XI

                                INDEMNIFICATION
                                ---------------

    11.01  Indemnification By Seller.  Seller shall indemnify and hold
           -------------------------
harmless Purchaser and its shareholders, directors, officers, employees and other agents (collectively, the "Purchaser Indemnitees") in respect of any and all damages, losses, liabilities, payments, obligations, penalties, claims, litigation, demands, defenses, judgments, suits, proceedings, costs, disbursements or expenses (including, without limitation, reasonable fees, disbursements and expense of attorneys, accountants and other professional advisors and of expert witnesses and costs of investigation and preparation) of any kind or nature whatsoever (collectively, "Losses") asserted against or incurred by any Purchaser Indemnitee as a result of, in connection with or arising out of (a) any of the Excluded Liabilities, or (b) any claims made under the provisions of the Worker

Adjustment and Retraining Notification Act (29 U.S.C. (S)(S) 2101-2109) and the regulations promulgated thereunder ("WARN") arising in connection with the transactions contemplated by this Agreement.

    11.02 Indemnification by Purchaser.  Purchaser shall indemnify and hold
          ----------------------------
harmless Seller and its stockholders, directors, officers, employees and other agents (collectively, the "Seller Indemnitees") in respect of any and all Losses asserted against or incurred by any Seller Indemnitee as a result of, in connection with, or arising out of any of the Assumed Liabilities.

    11.03 Arbitration Procedure.
          ---------------------

          (a) Purchaser and the Seller agree that the arbitration procedure set forth below shall be the sole and exclusive method for resolving and remedying claims for Losses arising out of the provisions of section 11.01 and section 11.02 (the "Disputes"). Nothing in this section 11.03 shall prohibit a party hereto from instituting litigation to enforce any Final Determination (as defined below) or availing itself of the other remedies set forth in this Agreement. The parties hereby agree and acknowledge that, except as otherwise provided in this section 11.03 or in the Commercial Arbitration Rules of the American Arbitration Association as in effect from time to time, the arbitration procedures and any Final Determination hereunder shall be governed by, and shall be enforced pursuant to the Uniform Arbitration Act and applicable provisions of, Delaware law.

          (b) In the event that any Purchaser Indemnitee or Seller Indemnitee (the "Indemnified Party") asserts that there exists a Dispute, such Indemnified Party shall deliver a written notice to the party alleged to have indemnification obligations pursuant to this Agreement (the "Indemnifying Party") specifying the nature of the asserted Dispute and requesting a meeting to attempt to resolve the same. If no such resolution is reached within ten business days after such delivery of such notice, the Indemnified Party delivering such notice of Dispute (the "Disputing Person") may, within 30 business days after delivery of such notice, commence arbitration hereunder by delivering to the Indemnifying Party involved therein a notice of arbitration (a "Notice of Arbitration") and by filing a copy of such Notice of Arbitration with the Chicago office of the American Arbitration Association. Such Notice of Arbitration shall specify the matters as to which arbitration is sought, the nature of any Dispute, the claims of each party to the arbitration and shall specify the amount and nature of any Losses, if any, sought to be recovered as a result of any alleged claim, and any other matters required by the Commercial Arbitration Rules of the American Arbitration Association as in effect from time to time to be included therein, if any.

          (c) The Indemnified Party on the one hand and the Indemnifying Party on the other hand each shall select one independent arbitrator expert in the subject matter of the Dispute (the arbitrators so selected shall be referred to herein as "Seller's Arbitrator" and "Purchaser's Arbitrator" respectively). In the event that either party fails to select an independent arbitrator as set forth herein within 20 days from delivery of a Notice of Arbitration, then the matter shall be resolved by the arbitrator selected by the other party. Seller's Arbitrator and Purchaser's Arbitrator shall select a third independent arbitrator expert in the subject matter of the dispute, and the three arbitrators so selected shall resolve the matter according to the procedures set forth in this section 11.03. If Seller's Arbitrator and Purchaser's Arbitrator are unable to agree on a third arbitrator within 20 days after their selection, Seller's Arbitrator and Buyer's Arbitrator shall each prepare a list of three independent arbitrators. Seller's Arbitrator and Purchaser's Arbitrator shall each have the opportunity to designate as objectionable and eliminate one arbitrator from the other arbitrator's list within seven days after submission thereof, and the third arbitrator shall then be selected by lot from the arbitrators remaining on the lists submitted by Seller's Arbitrator and Purchaser's Arbitrator.

          (d) The arbitrator(s) selected pursuant to section 11.03(c) will determine the allocation of the costs and expenses of arbitration based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. For example, if Purchaser submits a claim for $1,000, and if the Seller contests only $500 of the amount claimed by Purchaser, and if the arbitrator(s) ultimately resolves the dispute by awarding Purchaser $300 of the $500 contested, then the costs and expenses of arbitration will be allocated 60% (i.e., 300 - 500) to the Seller and 40% (i.e., 200 - 500) to Purchaser.

          (e) The arbitration shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association as in effect from time to time, except as otherwise set forth herein or as modified by the agreement of all of the parties to this Agreement. The arbitrator(s) shall so conduct the arbitration that a final result, determination finding, judgment and/or award (the "Final Determination") is made or rendered as soon as practicable, but in no event later than 90 business days after the delivery of the Notice of Arbitration nor later than 10 days following completion of the arbitration. The Final Determination must be agreed upon and signed by the sole arbitrator or by at least two of the three arbitrators (as the case may be). The Final Determination shall be final and binding on all parties and there shall be no appeal from or reexamination of the Final Determination, except for fraud, perjury, evident partiality or misconduct by an arbitrator prejudicing the rights of any party and to correct manifest clerical errors.

          (f) The Purchaser Indemnitees and the Seller Indemnitees may enforce any Final Determination in any state or federal court having jurisdiction over the Dispute. For the purpose of any action or proceeding instituted with respect to any Final Determination, each party hereto hereby irrevocably submits to the jurisdiction of such courts, irrevocably consents to the service of process by registered mail or personal service and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may have or hereafter have as to personal jurisdiction, the laying of the venue of any such action or proceeding brought in any such court and any claim that any such action or proceeding brought in such court has been brought in an inconvenient forum.

    11.04 Matters Involving Third Parties.
          -------------------------------

          (a) If any third party shall notify any Indemnified Party with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any Indemnifying Party under this section 11, then the Indemnified Party shall promptly (and in any event within ten business days after receiving notice of the Third Party Claim) notify the Indemnifying Party in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder, except to the extent the Indemnifying Party thereby is materially prejudiced. Such notice shall describe the claim, the amount thereof (to the extent then known and quantifiable), and the basis thereof, in each case to the extent known to the Indemnified Party.

          (b) The Indemnifying Party will have the right at any time to assume and thereafter conduct the defense of the Third Party Claim with counsel of his or its choice reasonably satisfactory to the Indemnified Party; so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Losses the Indemnified Party may suffer resulting from or in connection with the Third Party Claim, (ii) the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, and (iv) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

          (c) Unless and until the Indemnifying Party assumes the defense of the Third Party Claim as provided in section 11.04(b) above, however, the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate.

          (d) If the Indemnifying Party has the right, but does not assume control of defense of any claim in accordance with this section 11.04, then the Indemnifying Party may nonetheless participate (at its own expense) in the defense of such claim and the Indemnified Party will consult with the Indemnifying Party in respect of such defense. If the Indemnifying Party has the right and does assume control of defense of any claim in accordance with this section 11.04, then the Indemnified Party may nonetheless participate (at its own expense) in the defense of such claim and the Indemnifying Party will consult with the Indemnified Party in respect of such defense.

          (e) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with paragraph 11.04(b) above, (i) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (ii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

                                  ARTICLE XII

                              GENERAL PROVISIONS

    12.01  Non-Survival of Representations, Warranties and Certain Covenants.
           -----------------------------------------------------------------
The respective representations, warranties and covenants of the parties in this Agreement shall expire with, and be terminated and extinguished upon, consummation of the Asset Sale or termination of this Agreement, and, except as otherwise provided in Section 10.03(c), thereafter neither Seller, Purchaser nor any of their respective officers, directors or employees shall have any liability whatsoever with respect to any such representation, warranty or covenant. Notwithstanding anything to the contrary herein, the obligations of the parties set forth in Article X, Article XI and Article XII shall survive the consummation of the Asset Sale. This section 12.01 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after consummation of the transactions contemplated by this Agreement.

    12.02  Notices.  All notices and other communications given or made
           -------
pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made upon receipt, if delivered personally, on the third business day following deposit in the U.S. mail if mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or when sent by electronic transmission to the telecopier number specified below with receipt acknowledged:

                      (a)  If to Purchaser:

                           CMI Corporation
                           I-40 and Morgan Road
                           P.O. Box 1985
                           Oklahoma City, OK 73101
                           Telecopier No. 405-491-2417
                           Attention:  Mr. Jim D. Holland, Senior Vice President

                      With a copy to:

                           Hartzog Conger & Cason
                           1600 Bank of Oklahoma Plaza
                           201 Robert S. Kerr
                           Oklahoma City, OK 73102
                           Telecopier No.  405-235-7329
                           Attention:  John Robertson, Esq.

                      (b)  If to Seller:

                           Rexworks Inc.
                           445 West Oklahoma Avenue
                           Milwaukee, WI 53207
                           Facsimile:  414-747-7345
                           Attention: Mr. Laurance R. Newman, President and Chief Executive Officer

                      With a copy to:

                           Reinhart, Boerner, Van Deuren,
                           Norris & Rieselbach, s.c.
                           1000 North Water Street, Suite 2100
                           Milwaukee, WI 53202
                           Telecopier No:  414-298-8097
                           Attention:  James M. Bedore, Esq.

     12.03  Amendment.  This Agreement may be amended by the parties by
            ---------
action taken by or on behalf of their respective Boards of Directors at any time prior to the Closing; provided, however, that after approval of this Agreement by the stockholders of Seller, no amendment may be made without further approval of such stockholders, which amendment would reduce the amount or change the type of consideration to be received by Seller upon consummation of the Asset Sale. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

     12.04  Waiver.  At any time prior to the Closing, any party may (a)
            ------
extend the time for the performance of any of the obligations or other acts of any other party, (b) waive any inaccuracies in the representations and warranties of any other party contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance by any other party with any of the agreements or conditions contained in this Agreement. Notwithstanding the foregoing, no failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

     12.05  Headings.  The headings contained in this Agreement are for
            --------
reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     12.06  Severability.  If any term or other provision of this Agreement
            ------------
is finally adjudicated by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     12.07  Entire Agreement.  This Agreement (together with the Purchaser's
            ----------------
Confidentiality Agreement, the Exhibits, the disclosure schedules to this Agreement and the other documents delivered pursuant hereto), constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof including, without limitation, that certain letter of intent dated August 15, 1997 between Purchaser and Seller.

    12.08  Assignment.  This Agreement shall not be assigned, whether by
           ----------
operation of law or otherwise, without the prior written consent of the parties hereto. Notwithstanding the preceding sentence, Purchaser may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and
(ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Purchaser nonetheless shall remain responsible for the performance of all of its obligations hereunder).

    12.09  Parties in Interest.  This Agreement shall be binding upon and
           -------------------
inure solely to the benefit of and be enforceable by each party and its respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

    12.10  Governing Law.  This Agreement shall be governed by, and
           -------------
construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law, provided, however, that if any court of competent jurisdiction determines not to construe this Agreement in accordance with the laws of the State of Delaware, then this Agreement shall be governed by, and construed in accordance with, the laws of the State of Oklahoma, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

    12.11  Counterparts.  This Agreement may be executed by facsimile and
           ------------
in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

    12.12  Press Releases and Public Announcements.  No party shall issue any
           ---------------------------------------
press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other party; provided,
                                                                      ---------
however, that any party may make any public disclosure it believes in good faith
-------
is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing party will use its reasonable best efforts to advise the other party prior to making the disclosure).

    12.13  Construction.  The parties have participated jointly in the
           ------------
negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word "including" shall mean including without limitation.

    12.14  Employees.  Purchaser shall not assume and shall not be deemed to
           ---------
have assumed any obligation in respect of any employee of Seller or its Subsidiaries, any employee benefit plans or any other similar obligations (including, but not limited to wages, severance pay and vacation pay) of Seller or its Subsidiaries to their employees who are employed at or in connection with the Divisions or otherwise. Purchaser shall not assume and shall not be deemed to have assumed any employee insurance or benefit plan or formal or informal practice maintained by or contributed to by Seller or its Subsidiaries.

    12.15  WARN.  Seller shall be responsible for all notices and liabilities
           ----
required under WARN.

    12.16  Access.  From the date of this Agreement until the Closing Date,
           ------
Seller shall, and Seller shall cause each of its Subsidiaries to, afford Purchaser and its representatives full and complete access to the books and records, financial statements, tax returns and tax records, facilities, employees and such other information of Seller and its Subsidiaries as Purchaser may reasonably request to evaluate the business, operations, properties, assets, liabilities and prospects of the Divisions. In connection therewith, representatives of Purchaser shall be entitled to consult with the representatives, officers and employees of Seller and its Subsidiaries. Such access to information and any such consultations shall be conducted in a manner not to unreasonably interfere with the operation of the business of Seller and its Subsidiaries.

    12.17  Bulk Sales.  The parties acknowledge that it is the intent of the
           ----------
parties to comply with the terms of the Wisconsin Bulk Sales Act. Seller shall use all reasonable efforts to take or cause to be taken all appropriate action, and do or cause to be done all things necessary, proper or advisable, to comply with the terms of the Wisconsin Bulk Sales Act.

    12.18  Litigation Support.  In the event and for so long as Purchaser is
           ------------------
contesting or defending any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with any of the Assumed Liabilities, Seller will use reasonable efforts to cooperate with Purchaser and its counsel in the contest or defense, make available its personnel and provide such testimony and access to its books and records that shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of Purchaser.

    12.19  Use of Marketing Materials.  For a period of one year after the
           --------------------------
Closing Date, Purchaser shall be entitled to use without charge any and all of the current stock of sales and marketing materials used by Seller in connection with the operation of the Divisions, but solely to the extent permitted by the Agreement regarding trademarks dated April 23, 1982 between Rexnord, Inc. and Seller.

    12.20  Further Assurances.  After the Closing, Seller shall from time to
           ------------------
time, at the request of Purchaser and at Purchaser's sole cost and expense, execute and deliver to Purchaser such other instruments of conveyance and transfer and take such other action as Purchaser may reasonably request so as to more effectively transfer, assign and deliver and vest in Purchaser title to the Purchased Assets as provided in this Agreement.

                              REXWORKS INC.

                              BY /s/ THOMAS D. LAUERMAN
                                -----------------------------------
                                 Thomas D. Lauerman, Vice President
                                 Administration and Chief Financial
                                 Officer

                              CMI CORPORATION

                              BY /s/ JIM D. HOLLAND
                                -----------------------------------
                                 Jim D. Holland, Senior Vice
                                 President